     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 6, 2000
                                                      REGISTRATION NO. 333-_____
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   -----------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   -----------
                                 POWER-ONE, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                           3679                  77-0420182
(State or other jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
 incorporation or organization)    Classification Code Number)   Identification No.)

                                 740 CALLE PLANO
                           CAMARILLO, CALIFORNIA 93012
                                 (805) 987-8741

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                STEVEN J. GOLDMAN
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                 POWER-ONE, INC.
                                 740 CALLE PLANO
                           CAMARILLO, CALIFORNIA 93012
                                 (805) 987-8741

  (Name and address, including zip code, and telephone number, including area code, of agent for service)
                                   -----------
                                    COPY TO:
                             KENDALL R. BISHOP, ESQ.
                              O'MELVENY & MYERS LLP
                       1999 AVENUE OF THE STARS, SUITE 700
                          LOS ANGELES, CALIFORNIA 90067
                                 (310) 246-6780
                                   -----------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box, and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ___________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. / /

                                              CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------------
                                         AMOUNT TO BE      PROPOSED MAXIMUM       PROPOSED MAXIMUM AGGREGATE          AMOUNT OF
  TITLE OF SHARES TO BE REGISTERED        REGISTERED        OFFERING PRICE            OFFERING PRICE (1)          REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
   Common stock, $0.001 par value           789,760            $54.40625                  $42,967,880                  $11,344
-----------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, as amended, based upon the average of the high and low prices of the common stock on March 30, 2000, as reported by the Nasdaq National Market.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

                  SUBJECT TO COMPLETION. DATED APRIL 6, 2000.

                                 POWER-ONE, INC.

                                [POWER-ONE LOGO]

                         789,760 Shares of Common Stock

     This prospectus relates to of 789,760 shares of common stock of Power-One, Inc., which may be sold from time to time by the stockholders identified in this prospectus. See "Selling Stockholders - Shares Covered by this Prospectus."

     We have agreed with the selling stockholders to register the shares offered in this prospectus and have agreed to pay certain fees and expenses incident to such registration. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

     Our common stock is traded on the Nasdaq National Market under the symbol "PWER." The last reported sales price of our common stock on April 5, 2000 was $ 65.125 per share.

                                  ------------

     INVESTING IN THE SHARES OF OUR COMMON STOCK INVOLVES RISKS. WE REFER YOU TO THE DISCUSSION OF CERTAIN RISKS THAT PURCHASERS OF OUR COMMON STOCK SHOULD CONSIDER CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 2, 2000 UNDER THE HEADING "RISK FACTORS." SEE "RISK FACTORS" ON PAGE 3 AND "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                  ------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                   The date of this prospectus is _______, 2000.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

         YOU SHOULD READ THE ENTIRE PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE CAREFULLY BEFORE YOU DECIDE TO PURCHASE THE SHARES OF COMMON STOCK BEING OFFERED BY THIS PROSPECTUS. YOU SHOULD ALSO CAREFULLY CONSIDER THE INFORMATION PROVIDED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 2, 2000, WHICH IS INCORPORATED IN THIS PROSPECTUS BY REFERENCE, ESPECIALLY THE INFORMATION UNDER THE HEADING "RISK FACTORS."

                                 POWER-ONE, INC.

         We are a leading designer and manufacturer of more than 2,500 high-quality brand name power supplies. Our power supplies are designed to meet the power needs of various subsystems and components within electronic equipment. Power supplies primarily supply, regulate and distribute electrical power within electronic equipment. AC/DC power supplies convert alternating current to direct current, while DC/DC power supplies modify direct current into other levels of direct current. Power supplies are typically classified as standard, modified standard or custom. While we manufacture and sell all three product classifications, we focus on standard and modified standard products. We believe that as time-to-market is becoming a more important factor for success, electronics companies increasingly prefer standard and modified standard power supplies.

         We are a merchant manufacturer. As such, we produce power supplies for use by others, whereas captive manufacturers produce power supplies primarily for their own use. We sell our products both to original equipment manufacturers, or OEMs, and distributors who value quality, reliability, technology and service. While we have more than 10,000 customers in the communications, industrial, automatic/semiconductor test equipment, transportation, medical equipment and other electronic equipment industries, we are focusing more on the faster-growing data telecommunications and automatic/semiconductor test equipment markets. Our OEM customers include industry leaders such as Cisco, Nortel, Teradyne, Lucent, Newbridge Networks, Alcatel, Hewlett-Packard, Siemens and Ericsson. We are also a leading provider of power supplies to domestic distributors, including Pioneer Standard Electronics, Avnet Electronics, Arrow, Kent Electronics and Future Electronics.

         Between August 1998 and January 1999, we substantially expanded our product offerings, scale and geographic breadth through two significant acquisitions. Our net sales have increased from $75.4 million in 1996 to net sales of $205.4 million in 1999, a compound annual growth rate of 39.6%. We believe that we are one of the largest power supply companies in the world that specializes in standard and modified standard power supplies. We also believe that our gross margins are among the highest in the industry. Our gross profit margin has been approximately 40% during the past three years.

RECENT ACQUISITIONS

         On February 29, 2000, we acquired HC Power, Inc. ("HCP") in a stock-for-stock transaction, in which the former shareholders of HCP received a total of 2,121,207 shares of Power-One's common stock for all shares of common stock of HCP outstanding on the effective date of the merger. Of the total shares issued, 212,117 shares were placed in an escrow to fund possible indemnification claims under the merger agreement. The merger is being accounted for as a pooling of interests. HCP is based in Irvine, CA and is a leading supplier of power systems for telecommunications and Internet service providers and OEM equipment manufacturers. HCP's major service providers include Williams Communications, CEA Telecom, Qwest and Nextel, and its key OEMs include Motorola and Nortel Networks. HCP is shipping at an annualized rate of approximately $45 million based on its fourth quarter 1999 shipments.

         On March 31, 2000, we entered into a definitive agreement to acquire Norwegian-based Powec AS. We have agreed to pay approximately $78 million for all of the common stock of Powec. The consideration to be paid consists of approximately $70 million in cash and 140,340 shares of our common stock. Additionally, we will assume approximately $8 million in debt. Certain additional payments may be made to Powec shareholders based on the attainment of defined operational performance through 2001. Powec is a leading supplier of power systems for major service providers and equipment manufacturers in the telecommunications industry. Powec's customers include Nokia, Vodafone, Ericsson, Eircom, Telia, Hong Kong Telecom, Telenor, Sonera and TeleDanmark. Powec has experienced tremendous growth in recent years and months and is shipping at an annualized rate of approximately $70 million, based on sales during the first three months of 2000.

         In addition, we have agreed to acquire a telecommunications product line from Crane Co. for approximately $14 million in cash. This product line has the exclusive distribution rights for Powec's products in North, South and Central America and extensive relationships with telecommunication equipment manufacturers such as Motorola, Ericsson and Nokia US. These transactions are anticipated to close in May and be neutral to cash earnings per share in fiscal 2000 without synergies, and accretive thereafter. Cash earnings per share is defined as diluted earnings per share before the amortization of goodwill and intangibles.

BUSINESS STRATEGY

     We focus on customers in high-end electronics industries who value quality, reliability, technology and service. Our goal is to be the leading manufacturer of standard and modified standard power supplies. To accomplish our goal, we plan to:

     -    broaden our standard product line;

     -    expand relationships with key OEMs;

     - strengthen our position as a leader in DC/DC power supplies and, in particular, distributed power architecture products;

     -    pursue acquisitions; and

     -    maintain strong relationships with distributors.

     We were incorporated in Delaware in January 1996 as a successor to a company formed in 1973. Our principal executive offices are located at 740 Calle Plano, Camarillo, California 93012, and our telephone number is (805) 987-8741. You can find our website at www.power-one.com. The information found on our website is not a part of this prospectus.


                                  RISK FACTORS

         For a discussion of certain risks that purchasers of our common stock should consider, you should refer to our Annual Report on Form 10-K for the fiscal year ended January 2, 2000, which is incorporated by reference into this prospectus. See "Incorporation of Certain Documents By Reference."



               SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

     Information both included and incorporated by reference in this prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "estimate," "may," "will," "could," "plan" or "continue" and similar expressions are intended to identify forward-looking statements. Such forward-looking information involves important risks and uncertainties that could materially alter results in the future from those expressed in any forward-looking statements made by, or on behalf of, us. These risks and uncertainties include, but are not limited to, our ability to:

     -    manage our growth;

     -    maintain existing and form new relationships with customers;

     - successfully integrate the businesses of companies that we acquire, including Melcher, International Power Devices and HC Power, Inc.; and

     - complete implementation of our Oracle Enterprise Resource Planning system.

     Other risks and uncertainties include uncertainties relating to general domestic and international economic conditions including interest rate and currency exchange rate fluctuations, electronics industry market conditions and growth rates, acquisitions, the cyclical nature of our business, government and regulatory policies, technological developments and changes in the competitive environment in which we operate. We caution you that such forward-looking statements are only predictions and that actual events or results may differ materially. In evaluating such statements, you should specifically consider the various factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements. We do not intend to update any of these factors or to publicly announce the result of any revisions to any of the forward-looking statements contained in or incorporated by reference into this prospectus, whether as a result of new information, future events or otherwise.

            SELLING STOCKHOLDERS - SHARES COVERED BY THIS PROSPECTUS

     The shares offered by this prospectus were issued to the former shareholders of HC Power, Inc. in connection with our February 29, 2000 acquisition of HC Power. In connection with the acquisition, we agreed to register a portion of the shares issued to the stockholders named below. We are registering those shares at the stockholders' request for possible sale.

     The following table sets forth certain information regarding the beneficial ownership of our common stock by the selling stockholders immediately before this offering and as adjusted to reflect their sales of all of the shares of our common stock being offered pursuant to this offering. The selling stockholders have provided us with all information with respect to their beneficial ownership.



                                          OWNERSHIP PRIOR TO THE OFFERING(2)                            OWNERSHIP AFTER OFFERING(2)
                                          ----------------------------------                            ---------------------------
                                              NUMBER OF      PERCENTAGE           SHARES BEING           NUMBER OF      PERCENTAGE
OWNER (1)                                      SHARES         OWNERSHIP              OFFERED              SHARES        OWNERSHIP
---------------------------------         --------------    -------------         -------------         -----------     ----------
Frank Colver                                   392,889           1.6%                130,963               261,926            1%

Trung Doung                                     15,087             *                   8,644                 6,443            *

Steve Girod                                    278,951           1.1%                146,966               131,985            *

Wallace Hersom                               1,248,680           5.1%                416,227               832,453          3.4%

Mehron Khatiblou                                28,838             *                  13,149                15,689            *

Chandra Mehta                                   56,066             *                  25,735                30,331            *

Jackie Tang                                     30,174             *                  17,313                12,861            *

Raul Valerio                                    70,524             *                  30,763                39,761            *
                                           -----------                              --------             ---------
                          TOTALS             2,121,209                               789,760             1,331,449

---------------------------------

*        Less than 1%.

(1) The address for each stockholder listed above is c/o HC Power, Inc., 1733 Alton Parkway, Irvine, California 92606.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. This information is based on 24,301,289 shares outstanding on March 24, 2000, and assumes that the selling stockholders will sell all of the shares offered by this prospectus.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from sales of shares by the selling stockholders.

                              PLAN OF DISTRIBUTION

         The selling stockholders may sell the common stock at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.
The selling stockholders may sell some or all of their stock through:

     -    ordinary brokers' transactions, which may include long or short sales;
     - transactions involving cross or block trades or otherwise on the Nasdaq National Market;

     - purchases by brokers, dealers or underwriters as principals and resale by those purchasers for their own accounts under this prospectus;
     - transactions "at the market" to or through market makers or into an existing market for the common stock;
     - other transactions not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;
     -    transactions in options, swaps or other derivatives; or
     - any combination of the foregoing or by any other legally available means.

     The selling stockholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers will receive compensation in the form of discounts or commissions from the selling stockholders and may receive commissions from the purchasers of shares for whom they may act as agent. A broker or dealer purchasing shares from the selling stockholders for purposes of resale may be deemed to be an "underwriter" under the Securities Act, and any compensation received by any such broker or dealer may be deemed underwriting compensation. Neither we nor the selling stockholders can presently estimate the amount of such compensation, which is to be paid by the selling stockholders; however, we have been advised that such discounts or commissions from the selling stockholders will not exceed those customary in the types of transactions involved. In conjunction with sales to or through brokers, dealers, or agents, the selling stockholders may agree to indemnify them against liabilities arising under the Securities Act. We know of no existing arrangements between the selling stockholders, any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the common stock.

                               LEGAL MATTERS

     O'Melveny & Myers LLP, Los Angeles, California, will pass upon the validity of the shares offered by this prospectus. Attorneys at O'Melveny & Myers LLP involved in this offering own 12,450 shares of the Company's common stock.

                                  EXPERTS

     The financial statements and the related financial statement schedule incorporated in this registration statement by reference from the Company's Annual Report on Form 10-K for the fiscal year ended January 2, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and therefore, we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., in Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You may also obtain our SEC filings from the SEC's Website at http://www.sec.gov.

     This prospectus constitutes a part of our Registration Statement on Form S-3 filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"). This prospectus omits certain information contained in the Registration Statement in accordance with the rules and regulations of the SEC. We refer you to the Registration Statement and related exhibits for further information with respect to the Company and the securities offered by this prospectus. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete and, in each instance, we refer you to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. Statements made in this prospectus concerning the provisions of any document are not necessarily complete, and, in each instance, we refer you to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. The information incorporated by reference is considered to be part of this prospectus. When we file information with the SEC in the future, that information will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934:

     1. Annual Report on Form 10-K for the fiscal year ended January 2, 2000;

     2. Current report on Form 8-K dated March 13, 2000; and

     3. The description of our common stock contained in our Registration Statement on Form 8-A filed under the Exchange Act on August 19, 1997, which incorporates by reference the description of our common stock contained in our Registration Statement on Form S-1 (Registration No. 333-32889), as filed with the SEC on August 5, 1997, including any amendment or reports filed for the purpose of updating such description.

     You may request a copy of these filings, at no cost, by writing or telephoning our transfer agent at the following address:

                  American Stock Transfer & Trust Company
                  40 Wall Street
                  New York, New York  10065
                  (212) 936-5100

                          TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
POWER-ONE, INC.................................................................2

RISK FACTORS...................................................................3

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS..............................3

SELLING STOCKHOLDERS - SHARES COVERED BY THIS PROSPECTUS.......................4

USE OF PROCEEDS................................................................4

PLAN OF DISTRIBUTION...........................................................4

LEGAL MATTERS..................................................................5

EXPERTS........................................................................5

WHERE YOU CAN FIND MORE INFORMATION............................................5

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE................................6


                                [POWER-ONE LOGO]

         789,760 SHARES OF COMMON STOCK OFFERED BY SELLING STOCKHOLDERS


                                  ------------

                                   PROSPECTUS

                                  ------------

                                 _________, 2000



NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               PART II
                 INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses to be incurred by the Company in connection with the sale of the common stock being registered. All amounts are estimates except the SEC Registration Fee. All the expenses of this offering will be borne by the Company.



                                                                                                       AMOUNT
                                                                                                      --------
        SEC Registration Fee.................................................................         $11,344
        Printing Fees........................................................................               -
        Legal Fees and Expenses..............................................................          10,000
        Accounting Fees and Expenses.........................................................          15,000
        Miscellaneous Fees and Expenses......................................................             656
                                                                                                      --------
               Total ........................................................................         $37,000
                                                                                                      --------

---------------------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Certificate of Incorporation provides that to the fullest extent permitted by Delaware General Corporation Law, or DGCL, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Under the DGCL, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provisions of the Company's Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except in the situations described in clauses (i) through
(iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek nonmonetary relief, such as an injunction or rescission, in the event of a breach of a director's duty of care. In addition, the Company's Certificate of Incorporation provides that the Company shall indemnify its directors, officers, employees and agents against losses incurred by any such person because such person was acting in such capacity.

         The Company has entered into agreements (the "Indemnification Agreements") with each of the directors and officers of the Company pursuant to which the Company has agreed to indemnify such director or officer from claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement incurred by such director or officer in or arising out of such person's capacity as a director, officer, employee and/or agent of the Company or any other corporation of which such person is a director or officer at the request of the Company to the maximum extent provided by applicable law. In addition, such director or officer is entitled to an advance of expenses to the maximum extent authorized or permitted by law.

         To the extent that the Board of Directors or the stockholders of the Company wish to limit or repeal the ability of the Company to provide indemnification as set forth in the Company's Certificate of Incorporation, such repeal or limitation may not be effective as to directors and officers who are parties to the Indemnification Agreements, because their rights to full protection would be contractually assured by the Indemnification Agreements. It is anticipated that similar contracts may be entered into, from time to time, with future directors of the Company.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


  NUMBER    DESCRIPTION
4.1         Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to Amendment No. 1 to registrant's
            Registration Statement on Form S-1 (Registration Statement 333-32889), as filed with the SEC on September 12, 1997)
5.1         Opinion of O'Melveny & Myers LLP
23.1        Consent of Deloitte & Touche LLP
23.2        Consent of O'Melveny & Myers LLP (included in Exhibit 5.1)
24.1        Power of Attorney (included on the signature page of this registration statement)

-----------

ITEM 17. UNDERTAKINGS

          (a)     The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                                    (i) To include any prospectus required by
                  Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act"), unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference;

                                    (ii) To reflect in the prospectus any facts
                  or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference; and

                                    (iii) To include any material information
                  with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Securities Act") each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camarillo, State of California on April 6, 2000.


                                 POWER-ONE, INC.


                                 By: /s/ Steven J. Goldman
                                     --------------------------------------
                                     Steven J. Goldman
                                     Chairman of the Board and Chief Executive
                                     Officer


                             POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Steven J. Goldman and Eddie K. Schnopp, and each of them acting individually, as his attorney in fact and agent, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                     SIGNATURE                                               TITLE                                   DATE

             /s/ Steven J. Goldman                   Chairman of the Board and Chief Executive Officer
        -----------------------------------          (Principal Executive Officer)                              April 6, 2000
                 Steven J. Goldman


             /s/  Eddie K. Schnopp                   Senior Vice President - Finance, Chief Financial
        -----------------------------------          Officer and Secretary                                      April 6, 2000
                  Eddie K. Schnopp                   (Principal Financial and Accounting Officer)


             /s/  Jon E.M. Jacoby
        -----------------------------------          Director                                                   April 6, 2000
                  Jon E.M. Jacoby


             /s/  Hanspeter Brandli
        -----------------------------------          Director                                                   April 6, 2000
                  Hanspeter Brandli


             /s/  Jay Walters
        -----------------------------------          Director                                                   April 6, 2000
                  Jay Walters


                         EXHIBIT INDEX


  NUMBER    DESCRIPTION
4.1         Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to Amendment No. 1 to registrant's
            Registration Statement on Form S-1 (Registration Statement 333-32889), as filed with the SEC on September 12, 1997)
5.1         Opinion of O'Melveny & Myers LLP
23.1        Consent of Deloitte & Touche LLP
23.2        Consent of O'Melveny & Myers LLP (included in Exhibit 5.1)
24.1        Power of Attorney (included on the signature page of this registration statement)

-----------